UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2) )

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MedTech Acquisition Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

EXPLANATORY NOTE

On November 4, 2022, MedTech Acquisition Corporation, a Delaware corporation (“MTAC”) filed with the Securities and Exchange Commission (the “SEC”) its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for a special meeting in lieu of annual meeting of stockholders of MTAC (the “Meeting”), which is scheduled to be held at 10:00 a.m. Eastern Time on December 7, 2022 as a virtual meeting by visiting https://www.cstproxy.com/medtechacquisition/2022. Capitalized terms used but not otherwise defined in this Amendment No. 1 to the Proxy Statement (this “Amendment No. 1”) have the meanings ascribed to them in the Proxy Statement.

This Amendment No. 1 is being filed to amend portions of the Proxy Statement with respect to the Business Combination and certain agreements entered into in connection with the TriSalus Business Combination (as defined below).

As previously announced on MTAC’s Current Report on Form 8-K filed with the SEC on November 14, 2022, MTAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC (“Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into TriSalus (the “Merger”) with TriSalus surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of MTAC (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “TriSalus Business Combination”). Upon consummation of the TriSalus Business Combination, MTAC will be renamed “TriSalus Life Sciences, Inc.”

No other changes have been made to the Proxy Statement and it continues to be in full force and effect as originally filed. This Amendment No. 1 contains important additional information and should be read together with the Proxy Statement.

MedTech Acquisition Corporation

48 Maple Avenue

Greenwich, CT 06830

AMENDMENT NO. 1 TO PROXY STATEMENT

FOR

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 7, 2022

The following information supplements, amends and, to the extent inconsistent, supersedes the corresponding information in the Definitive Proxy Statement on Schedule 14A, dated November 4, 2022 (the “Proxy Statement”), previously furnished to stockholders of MedTech Acquisition Corporation, a Delaware corporation (the “Company” or “MTAC”), in connection with a special meeting in lieu of annual meeting of stockholders of MTAC (the “Meeting”), which is scheduled to be held at 10:00 a.m. Eastern Time on December 7, 2022 as a virtual meeting by visiting https://www.cstproxy.com/medtechacquisition/2022, to amend portions of the Proxy Statement with respect to the Business Combination and certain agreements entered into in connection with the TriSalus Business Combination (as defined below).

As previously announced on MTAC’s Current Report on Form 8-K filed with the SEC on November 14, 2022, MTAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC (“Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into TriSalus (the “Merger”) with TriSalus surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of MTAC (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “TriSalus Business Combination”). Upon consummation of the TriSalus Business Combination, MTAC will be renamed “TriSalus Life Sciences, Inc.”

In connection with the Merger Agreement, certain TriSalus stockholders (the “Requisite Stockholders”) entered into lock-up agreements (the “Lock-up Agreements”) with MTAC, pursuant to which the Requisite Stockholders will not transfer shares of common stock held by them prior to the earliest of (x) three hundred and sixty-five (365) days after the closing of the TriSalus Business Combination (the “Closing”), (y) the date on which the last sales price of common stock equals or exceeds $12.00 per share, subject to adjustment as provided therein, for any 20 trading days within any 30-consecutive-day trading period commencing at least 150 days after the Closing, and (z) the date following Closing on which MTAC consummates a liquidation, merger, tender offer, or similar transaction resulting in all MTAC stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

In connection with the Merger Agreement, MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) entered into a support agreement (the “Sponsor Support Agreement”) with MTAC and TriSalus, pursuant to which the Sponsor agreed, among other things, to vote or cause to be voted (or express consent or dissent in writing, as applicable) all its shares of common stock that are entitled to vote to approve and adopt the Merger Agreement and the TriSalus Business Combination. The Sponsor also agreed (i) not to sell or transfer any of its shares of common stock or MTAC’s warrants prior to the Closing, except to affiliates of the Sponsor who execute a joinder to the Sponsor Support Agreement or by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the TriSalus Business Combination, (ii) to assume the transaction expenses of MTAC which exceed the MTAC Transaction Expenses Cap, (iii) to forfeit 2,187,500 shares of common stock (which represents 35% of the Sponsor’s shares of MTAC on the date hereof), and (iv) to subject 3,125,000 of its shares of common stock (which represents 50% of the Sponsor’s shares of MTAC on the date hereof) to certain vesting restrictions as set forth in the Sponsor Support Agreement (it being understood that the undertakings in the foregoing clauses (iii) and (iv) shall be null and void in the event that the Sponsor Support Agreement or Merger Agreement is terminated).

In connection with the Merger Agreement, MTAC, TriSalus, and the Requisite Stockholders executed and delivered support agreements (the “Stockholder Support Agreements”), pursuant to which each Requisite Stockholder agreed to, among other things, (i) consent to, and vote to approve and adopt, the Merger Agreement and the TriSalus Business Combination, (ii) waive any dissenters’ or approval rights under applicable law in connection with the TriSalus Business Combination, and (iii) not transfer, subject to certain permitted exceptions, any of such stockholder’s TriSalus shares prior to the Closing.

In connection with the Merger Agreement, MTAC and Raymond James & Associates, Inc. (“Raymond James”) amended that certain Underwriting Agreement, dated December 17, 2020 (such amendment, the “Amendment to the Underwriting Agreement”), pursuant to which, in the event that the TriSalus Business Combination with TriSalus is consummated, Raymond James agreed to waive its right to the deferred underwriting fees and commissions that would have otherwise been payable upon the consummation of the TriSalus Business Combination.

In connection with the Merger Agreement, MTAC, TriSalus and Magnetar Capital LLC (the “Investor”) entered into a non-binding term sheet (the “Term Sheet”) providing for the sale and issuance of up to $50,000,000 of 8.0% senior secured convertible notes (the “Convertible Notes”) by MTAC concurrent with the Closing. The Term Sheet, which grants the Investor the exclusive right to negotiate the foregoing proposed debt financing, provides for MTAC to issue $25,000,000 or $50,000,000 of such Convertible Notes at the Closing, and grants the Investor the option to purchase the same principal amount of purchased Convertible Notes during the two-year period following the Closing (resulting in the potential issuance of up to $100,000,000 of such Convertible Notes). The Convertible Notes would have a three-year maturity, and would be convertible into shares of common stock at an initial conversion price of $10.00 per share, with conversion price resets and certain anti-dilution rights, with the conversion feature subject to certain ownership limitations. Other than exclusivity and certain expense reimbursement and indemnity obligations of MTAC and TriSalus, the Term Sheet is non-binding on each of the parties thereto, and the parties’ obligations to consummate the transactions contemplated therein are subject in all respects to the completion of the Investor’s due diligence process, the negotiation and execution of definitive transaction documents to the Investor’s satisfaction, and the satisfaction of certain other conditions (including, but not limited to, TriSalus obtaining or securing certain temporary or permanent reimbursement codes for its TriNav Infusion System by January 31, 2023).

Pursuant to the Merger Agreement, TriSalus has agreed to pay for 50% of the costs incurred by MTAC in connection with the preparation and filing of applicable proxy materials and the holding of the Meeting (TriSalus’s portion of such fees, the “TriSalus Extension Fees”), in addition to 50% of the amounts deposited into the Trust Account in connection with the Extension, with the remainder to be funded by the Sponsor and/or its designee in the form of a loan to MTAC; provided that TriSalus’s obligation to pay the TriSalus Extension Fees and its portion of the deposits for the Extension will terminate immediately at the earliest to occur of (i) the Closing Date, when TriSalus and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the time of such filing, or such later time as may be agreed in writing by TriSalus and the Company and specified in the certificate of merger, being the “Effective Time”) and (ii) the valid termination of the Merger Agreement. Upon such termination, MTAC will have no obligation to repay the TriSalus Extension Fees and any portion of the Extension Contributions paid by TriSalus. Accordingly, we are amending and restating the relevant disclosure regarding the payment of the deposits for the Extension in the Letter to the Stockholders, the Notice of Special Meeting in lieu of Annual Meeting of Stockholders and the Proxy Statement with the following (amended disclosure is shown in bold format):

If the Extension Amendment Proposal is approved and the Board decides to implement the Extension, the Sponsor and/or its designees have agreed to contribute to us (i) $0.04 (such amount, the “Monthly Amount”) for each public share that is not redeemed (the “Initial Contribution”) plus (ii) if the Business Combination is not consummated by December 22, 2022, the Monthly Amount for each calendar month (commencing on December 23, 2022 and ending on the 22nd day of each subsequent month), or portion thereof, that is needed by the Company to complete the Business Combination until June 22, 2023 (the “Additional Contributions” and, collectively with the Initial Contribution, the “Extension Contributions”). Accordingly, the amount deposited per share will depend on the number of public shares that remain outstanding after redemptions in connection with the Extension and the length of the extension period that will be needed to complete the Business Combination. For example, if the Company takes until June 22, 2023 to complete its Business Combination, the Sponsor and/or its designees would make aggregate Extension Contributions of approximately $0.24 for each public share that is not redeemed. In connection with the Merger Agreement, TriSalus has agreed to pay for the TriSalus Extension Fees and 50% of the Extension Contributions with the remainder to be funded by the Sponsor and/or its designee in the form of a loan to MTAC, provided that TriSalus’s obligation to pay the TriSalus Extension Fees and its portion of the Extension Contributions will terminate immediately at the earliest to occur of (i) the Effective Time, and (ii) the valid termination of the Merger Agreement. Upon such termination, MTAC will have no obligation to repay the TriSalus Extension Fees and any portion of the Extension Contributions paid by TriSalus. Assuming the Extension Amendment Proposal is approved and the Board implements the Extension, the Initial Contribution will be deposited in the Trust Account promptly following the Meeting. Each Additional Contribution will be deposited in the Trust Account within seven calendar days from the 22nd of such calendar month (or portion thereof). The Extension Contributions are conditioned upon the implementation of the Extension Amendment. Accordingly, if the Extension Amendment Proposal is approved and the Extension is implemented and the Company takes the full time through June 22, 2023 to complete the Business Combination, the redemption amount per share at the meeting for such Business Combination or the Company’s subsequent liquidation will be approximately $10.31 per share, in comparison to the initial redemption amount of approximately $10.00 per share. The Extension Contributions will not occur if the Extension Amendment Proposal is not approved or the Extension is not completed. The amount of the loans extended by the Sponsor and/or its designees to fund the Extension Contributions will not bear interest and will be repayable by us to the Sponsor and/or its designees upon consummation of the Business Combination. If the Sponsor and/or its designees advises us that it does not intend to make the Extension Contributions, then the Extension Amendment and the Adjournment Proposal will not be put before the stockholders at the Meeting and we will dissolve and liquidate in accordance with our charter. Our Board will have the sole discretion over whether to extend for additional calendar months until June 22, 2023 and if our Board determines not to continue extending for additional calendar months, the Sponsor and/or its designees’ obligation to make Additional Contributions following such determination will terminate.

This Amendment No. 1 to the Proxy Statement (this “Amendment No. 1”) relates to the TriSalus Business Combination and certain agreements entered in connection with the TriSalus Business Combination. Additional information is contained in the Proxy Statement, which was previously mailed to you, if you requested a hard copy. To the extent that the information in this Amendment No. 1 differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Amendment No. 1 shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for you to review. Accordingly, we urge you to read this Amendment No. 1 carefully and in its entirety together with the Proxy Statement. Stockholders remain entitled to cast, revoke or re-cast their vote in relation to the Proposals to which the Proxy Statement relates.

This Amendment No. 1 relates to the solicitation of proxies by our Board for use at the Meeting.

The date of this Amendment No. 1 to the Proxy Statement is November 28, 2022.